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                                                                    EXHIBIT 99.1


                                                              MANORCARE
                                                              News Release

FOR IMMEDIATE RELEASE

CONTACTS:
Manor Care
Geoffrey G. Meyers, Chief Financial Officer
419/252-5545
e-mail  gmeyers@hcr-manorcare.com

In Home Health
C. Michael Ford, Interim CEO
612/449-7530


               MANOR CARE AND IN HOME HEALTH SIGN MERGER AGREEMENT

      TOLEDO, Ohio and MINNETONKA, Minnesota, September 13, 2000 - Manor Care, Inc. (NYSE:HCR) and In Home Health, Inc. (Nasdaq:IHHI) announced today that they have signed an Agreement and Plan of Merger according to which Manor Care will acquire all the outstanding IHHI shares that it does not already own.

      The transaction, which is structured as a cash merger, was approved by IHHI's Board of Directors, acting upon the unanimous recommendation of a special committee of the Board comprising IHHI Board members who are not affiliated with Manor Care. The special committee reached its decision working with its financial advisor, Houlihan Lokey Howard & Zukin Financial Advisors, Inc., which rendered an opinion that the consideration to be received by shareholders in the merger is fair to the holders of common shares of IHHI from a financial point of view.

      Pursuant to the merger, shareholders, other than Manor Care and its affiliates, will receive $3.70 for each share of IHHI common stock, which is a premium of 88 percent over the closing price on May 31, 2000, the day before IHHI made public Manor Care's intentions with regard to the company.

      Consummation of the merger is subject to several conditions specified in the merger agreement. If such conditions are satisfied and the merger is completed, Manor Care will own all of the issued and outstanding shares of IHHI following the merger. IHHI intends to call and hold a special meeting of its shareholders to vote upon the merger agreement as soon as practicable.

                                     -More-

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Manor Care, IHHI Sign Merger Agreement, Page 2

      Manor Care and its affiliates currently own approximately 61.3 percent of IHHI's 5.54 million common shares and 100 percent of IHHI's preferred shares outstanding. Each share of preferred stock is entitled to cast 16.67 votes per share. Manor Care's preferred stock shares combined with its common shares give it the right to cast approximately 75.8 percent of the votes entitled to be cast at the special meeting of shareholders.

      In Home Health specializes in providing quality comprehensive health care services to clients of all ages in their homes. In Home Health provides these services through a network of 39 offices in 20 markets located in 15 states.

      Manor Care, Inc., through its operating group HCR Manor Care, is the leading owner and operator of long-term care centers in the United States. The company's 52,000 employees provide high quality care for residents and patients through a network of more than 425 long-term care centers, assisted living facilities and outpatient rehabilitation clinics. Additional services are provided through 38 home health care offices. Alliances and other ventures supply high-quality pharmaceutical products and management services for professional organizations. The company operates primarily under the respected ManorCare, Heartland and Arden Courts names. Manor Care is committed to being the preeminent care provider in the industry. Manor Care common shares are traded on the New York Stock Exchange under the ticker symbol HCR.